Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated July 24, 2014, with respect to the consolidated financial statements of Schuff International, Inc. and subsidiaries as of December 29, 2013 and December 30, 2012 and for each of the three years in the period ended December 29, 2013, included in Form 8-K/A of HC2 Holdings, Inc., dated June 4, 2014, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Phoenix, Arizona

August 12, 2016